Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of
Green Plains Holdings LLC, the general partner of Green Plains Partners LP:

We consent to the incorporation by reference in the registration statement (No. 333 213320) on Form S-3 and registration statement (No. 333-205413) on Form S-8 of Green Plains Partners LP of our report dated  February 16, 2021, with respect to the consolidated balance sheets of Green Plains Partners LP and subsidiaries as of December 31, 2020, and 2019, the related consolidated statements of operations, partners’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10 K of Green Plains Partners LP.

Our report dated February 16, 2021, on the consolidated financial statements as of December 31, 2020, contains an explanatory paragraph that refers to the Partnership’s adoption of ASC Topic 842, Leases.

/s/ KPMG LLP

Omaha, Nebraska

February 16, 2021